UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2005
THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California	1-8145	94-2340464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6035 Stoneridge Drive
Pleasanton, California 94588

(Address of principal executive offices including zip code)
(925) 847-8600

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 3, 2005, Thoratec Corporation (the “Company”) issued a press release, which is furnished hereto as Exhibit 99.1 and incorporated by reference as if fully set forth herein, announcing that it has hired Cynthia Lucchese as Senior Vice President, Chief Financial Officer of the Company. Ms. Lucchese will join the Company effective September 1, 2005. In accordance with the terms of her employment arrangement with the Company, which is evidenced by an offer letter agreement dated August 1, 2005, Ms. Lucchese has entered into an at-will employment relationship with the Company providing for annual base salary of $260,000. Ms. Lucchese will also be paid a signing bonus of $100,000 within 30 days of her hire date, subject to certain contingencies. Ms. Lucchese will also be granted an incentive stock option to purchase 100,000 shares of the Company’s Common Stock, vesting annually over a three year period. Ms. Lucchese is also entitled to an annual bonus and all other benefits provided to Company executives. Ms. Lucchese may also be entitled to a grant of restricted stock in which the restrictions will lapse upon certain specified milestones. The Company will also enter into a Separation Benefits Agreement with Ms. Lucchese whereby she will be entitled to severance in the amount of two times her annual salary and two times her bonus if she is terminated in connection with a change of control, or two times her base salary if terminated within two years of her hire date and not in connection with a change of control, and one times her base salary if terminated after two years of her hire date and not in connection with a change of control.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (c) Ms. Lucchese, 45, will be appointed Chief Financial Officer effective as of September 1, 2005. Ms. Lucchese is currently the vice president and treasurer of Guidant Corporation, a manufacturer of cardiovascular medical products. Prior to being named Guidant’s vice president and treasurer in 2002 and since the spin-off of Guidant from Eli Lilly & Company in 1994, Ms. Lucchese served as vice president, finance and administration, and vice president, controller, and chief accounting officer.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit
No.	Description
99.1	Press release dated August 3, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of August 5, 2005
THORATEC CORPORATION
	By:	/s/ D. Keith Grossman
D. Keith Grossman
Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated August 3, 2005.